LIMITED LIABILITY COMPANY
                       PURCHASE AGREEMENT

                            BETWEEN

                    AEI ENVIRONMENTAL, INC.

                              AND

                     CATTLESALE.COM, INC.,

                        AUGUST 15, 2000

                       TABLE OF CONTENTS

     1.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .1

     2.   Purchase and Sale of Target Units and Business Assets. . . . . .4
               a.   Basic Transaction. . . . . . . . . . . . . . . . . . .4
               b.   Purchase Price . . . . . . . . . . . . . . . . . . . .5
               c.   The Closing. . . . . . . . . . . . . . . . . . . . . .5
               d.   Deliveries at the Closing. . . . . . . . . . . . . . .5
               e.   Shareholder Approval of Transaction. . . . . . . . . .5

     3.   Representations and Warranties Concerning the Transaction. . . .6
               a.   Representations and Warranties of the Seller . . . . .6
               b.   Representations and Warranties of the Buyer. . . . . .7

     4.   Representations and Warranties Concerning the Targets. . . . . .8
               a.   Organization, Qualification, and Corporate Power . . .8
               b.   Capitalization . . . . . . . . . . . . . . . . . . . .8
               c.   Noncontravention . . . . . . . . . . . . . . . . . . .8
               d.   Brokers' Fees. . . . . . . . . . . . . . . . . . . . .8
               e.   Title to Assets. . . . . . . . . . . . . . . . . . . .9
               f.   Subsidiaries . . . . . . . . . . . . . . . . . . . . .9
               g.   Financial Statements . . . . . . . . . . . . . . . . .9
               h.   Events Subsequent to Most Recent Fiscal Year End . . .9
               i.   Undisclosed Liabilities. . . . . . . . . . . . . . . 11
               j.   Legal Compliance . . . . . . . . . . . . . . . . . . 11
               k.   Tax Matters. . . . . . . . . . . . . . . . . . . . . 11
               l.   Real Property. . . . . . . . . . . . . . . . . . . . 12
               m.   Intellectual Property. . . . . . . . . . . . . . . . 13
               n.   Tangible Assets. . . . . . . . . . . . . . . . . . . 15
               o.   Contracts. . . . . . . . . . . . . . . . . . . . . . 15
               p.   Notes and Accounts Receivable. . . . . . . . . . . . 16
               q.   Powers of Attorney . . . . . . . . . . . . . . . . . 16
               r.   Insurance. . . . . . . . . . . . . . . . . . . . . . 16
               s.   Litigation . . . . . . . . . . . . . . . . . . . . . 17
               t.   Employees. . . . . . . . . . . . . . . . . . . . . . 17
               u.   Employee Benefits. . . . . . . . . . . . . . . . . . 17
               v.   Guaranties . . . . . . . . . . . . . . . . . . . . . 17
               w.   Environmental, Health, and Safety Matters. . . . . . 17

     5.   Pre-Closing Covenants. . . . . . . . . . . . . . . . . . . . . 18
               a.   General. . . . . . . . . . . . . . . . . . . . . . . 18
               b.   Notices and Consents . . . . . . . . . . . . . . . . 18
               c.   Operation of Business. . . . . . . . . . . . . . . . 18
               d.   Preservation of Business . . . . . . . . . . . . . . 19
               e.   Full Access. . . . . . . . . . . . . . . . . . . . . 19
               f.   Target Operating Agreements. . . . . . . . . . . . . 19
               g.   Exclusivity. . . . . . . . . . . . . . . . . . . . . 19

     6.   Post-Closing Covenants . . . . . . . . . . . . . . . . . . . . 19
               a.   General. . . . . . . . . . . . . . . . . . . . . . . 19
               b.   Litigation Support . . . . . . . . . . . . . . . . . 20
               c.   Transition . . . . . . . . . . . . . . . . . . . . . 20
               d.   Confidentiality. . . . . . . . . . . . . . . . . . . 20
               e.   Covenant Not to Compete. . . . . . . . . . . . . . . 20
               f.   Tradename. . . . . . . . . . . . . . . . . . . . . . 20

     7.   Conditions to Obligation to Close. . . . . . . . . . . . . . . 20
               a.   Conditions to Obligation of the Buyer. . . . . . . . 20
               b.   Conditions to Obligation of the Seller . . . . . . . 21

     8.   Remedies for Breaches of This Agreement. . . . . . . . . . . . 22
               a.   Survival of Representations and Warranties . . . . . 22
               b.   Indemnification Provisions for Benefit of the Buyer. 22
               c.   Indemnification Provisions for Benefit of the Seller 23
               d.   Matters Involving Third Parties. . . . . . . . . . . 23
               e.   Other Indemnification Provisions . . . . . . . . . . 24

     9.   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 24
               a.   Tax Periods Ending on or Before the Closing Date . . 24
               b.   Tax Periods Beginning Before and Ending After the
                    Closing Date . . . . . . . . . . . . . . . . . . . . 24
               c.   Cooperation on Tax Matters . . . . . . . . . . . . . 25
               d.   Certain Taxes. . . . . . . . . . . . . . . . . . . . 25

     10.  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 25
               a.   Termination of Agreement . . . . . . . . . . . . . . 25
               b.   Effect of Termination. . . . . . . . . . . . . . . . 26

     11.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . 26
               a.   Press Releases and Public Announcements. . . . . . . 26
               b.   No Third-Party Beneficiaries . . . . . . . . . . . . 26
               c.   Entire Agreement . . . . . . . . . . . . . . . . . . 26
               d.   Succession and Assignment. . . . . . . . . . . . . . 26
               e.   Counterparts . . . . . . . . . . . . . . . . . . . . 26
               f.   Headings . . . . . . . . . . . . . . . . . . . . . . 26
               g.   Notices. . . . . . . . . . . . . . . . . . . . . . . 27
               h.   Governing Law. . . . . . . . . . . . . . . . . . . . 27
               i.   Amendments and Waivers . . . . . . . . . . . . . . . 27
               j.   Severability . . . . . . . . . . . . . . . . . . . . 27
               k.   Expenses . . . . . . . . . . . . . . . . . . . . . . 27
               l.   Construction . . . . . . . . . . . . . . . . . . . . 28
               m.   Incorporation of Exhibits, Annexes, and Schedules. . 28
               n.   Specific Performance . . . . . . . . . . . . . . . . 28
               o.   Submission to Jurisdiction . . . . . . . . . . . . . 28

Exhibit A- Historical Financial Statements
Exhibit B- Form of Opinion of Counsel to the Seller
Exhibit C- Form of Opinion of Counsel to the Buyer

Annex I- Exceptions to the Seller' Representations and Warranties Concerning the
         Transaction
Annex II-Exceptions to the Buyer's Representations and Warranties Concerning the Transaction

Disclosure Schedule- Exceptions to Representations and Warranties Concerning the
         Target and Its Subsidiaries

                  LIMITED LIABILITY COMPANY PURCHASE AGREEMENT


     Agreement entered into as of August 15, 2000 ("Effective Date"), by and among AEI Environmental, Inc., a Colorado corporation (the "Buyer"), and CattleSale.com, Inc., an Oregon corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

     The Seller owns all of the outstanding membership interests of CattleSale.com Livestock Commission Co. LLC (a/k/a CS Livestock
Commission Co.LLC)(the "Commission Company"), an Oregon limited liability company and all of the outstanding membership interests of CattleSale.com Auction Production Company, LLC (a/k/a CS Auction Co. LLC, a/k/a CS Auction Productions LLC)(the "Production Company"), an Oregon limited liability company (the Commission Company and the Production Company hereinafter referred to collectively as the "Targets"), and owns or controls other assets used in the business conducted through the two Targets as described below.

     The Seller, through the two Targets identified above, conducts a cattle auction and trading service including, without limitation, an internet-based cattle auction and trading service accessible via the internet at www.cattlesale.com (the "Business").

     Buyer desires to purchase from Seller and Seller desires to sell to Buyer on the terms and conditions herein, the entire interest Seller has in the assets described herein of Seller's Business, now conducted at 500 South 10th Street, Suite 140, Boise, Idaho 83702 and which is known as "Cattlesale.com."

     This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the operating assets of the Business including without limitation the outstanding membership interests of each of the Targets in return for cash.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   Definitions.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller including all of its (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies),
(c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities (such as the capital stock in its Subsidiaries), (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (k) cash and cash equivalents; provided, however, that the Acquired Assets shall not include (i) Seller's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation or (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), or (iii) any of the Excluded Assets.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Sec. 4980B and of any similar state law.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of the Targets that is not already generally available to the public.

     "Controlled Group" has the meaning set forth in Code Sec. 1563.

     "Deferred Intercompany Transaction" has the meaning set forth in Reg. Sec. 1.1502-13.

     "Disclosure Schedule" has the meaning set forth in Sec. 4 below.

     "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Sec. 3(3)) and any other material employee benefit plan, program or arrangement of any kind.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Sec. 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Sec. 3(1).

     "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means each entity which is treated as a single employer with the Target for purposes of Code Sec. 414.

     "Excluded Assets" shall have the meaning stated in Sec. 2(a).

     "Excess Loss Account" has the meaning set forth in Reg. Sec. 1.1502-19.

     "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

     "Financial Statement" has the meaning set forth in Sec. 4(g) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names (including "CattleSale.com"), and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all internet domain names and IP addresses, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Prohibited Transaction" has the meaning set forth in ERISA Sec.406 and Code Sec. 4975.

     "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or voting membership interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or board of managers as applicable.

     "Target Unit" means any membership unit of either of the Targets.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     2.   Purchase and Sale of Target Units and Business Assets.

     a. Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from Seller for the Purchase Price (as defined below), and Seller agrees to sell, convey, transfer, assign and deliver to the Buyer, all of the outstanding Target Units of every class, kind or description of each of the Targets, and all of the right, title and interest in and to the Acquired Assets. Notwithstanding the foregoing, Seller shall retain and not transfer to Buyer the following assets and properties, whether used in the Business or not:

           i.  the rights and obligations of Seller under this Agreement;
           ii. All federal, state, local and foreign income and other tax refunds relating to Seller's Business to the extent such refunds are attributable to Seller's operation of the Business prior to the Closing Date; and
           iii. All cash, accounts payable, and liabilities identified on the attached ACCOUNT ITEMS ASSUMED BY BUYER OR RETAINED BY SELLER as items to be retained or paid by Seller.

The foregoing shall be referred to herein as the "Excluded Assets". It is specifically understood and agreed that Seller is retaining only the specific assets shown on the said ACCOUNT ITEMS ASSUMED BY BUYER OR RETAINED BY SELLER as being retained by Seller, and as to any such liabilities shown to be required to be paid by Seller, Seller shall be solely responsible for paying the same. Further, Buyer shall assume the liabilities stated to be assumed by Buyer on such attached ACCOUNT ITEMS ASSUMED BY
BUYER OR RETAINED BY SELLER. Notwithstanding anything else to the contrary herein, and except as specifically set forth, Buyer is not assuming the general liabilities of Seller in connection with the Business.

     b. Purchase Price. The Buyer agrees to pay to the Seller at the Closing Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) (the "Purchase Price") by delivery of that amount of cash, less Buyer's $100,000 deposit (Seller hereby acknowledges receipt in full of said deposit), payable by wire transfer or delivery of other immediately available funds.

     c. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois, commencing at 12:00 Noon local time on September 15, 2000, or if any conditions necessary to close have not been met by that date within seven calendar days thereafter, or such other date as the Buyer and the Seller may mutually determine in writing (the "Closing Date"); provided, however, that Buyer and Seller shall use their mutual best efforts to close as soon as possible within thirty (30) days or fewer following the Effective Date.

     d. Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Sec. 7(a) below, as well as valid and appropriate Assignments, bills of sale (with general warranties), and other documents evidencing and effecting the transfer to Buyer of all assets and property to be and which is being transferred pursuant to this Agreement, as well as all other documents necessary or required to fully meet Seller's obligations, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Sec. 7(b) below as well as all documents necessary or required to fully meet Buyer's obligations, (iii) Seller will deliver to the Buyer stock certificates (or other appropriate indicia of ownership) representing all its Target Units, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to Seller the consideration specified in Sec. 2(b) above.

     e. Shareholder Approval of Transaction. Consummation of the transactions contemplated by this Agreement requires approval of Seller's shareholders. Seller shall use its best efforts to obtain shareholder approval as soon as practicable after the Effective Date.

     f. Leasehold Interests. Seller leases the property at 500 South 10th Street, Suite 140, Boise, Idaho under the lease identified in the Disclosure Schedules, and Seller leases certain other personal property used in the Business pursuant to equipment/software leases identified in the Disclosure Schedule. Buyer desires to assume those leases. Seller shall prior to the Closing Date to secure from Lessors under the said leases consents to the assignment of the leases to Buyer, or to otherwise enable itself to deliver to Buyer the leased equipment/software (but not the leased real estate) free and clear of any liens or encumbrances, and Buyer shall provide to Seller financial and other information requested by Lessors in order for them to evaluate or decide whether to consent to the assignment(s). If Seller secures the Lessor's consent to any assignment of the leases (on the same terms and conditions as are now contained in the leases), Buyer shall assume and accept an assignment of the said leases and thereafter be responsible for fully performing them; provided, however, that Seller shall bear any costs (including, but not limited to, transfer fees) of securing the assignments and Seller shall be responsible to Buyer for any Adverse Consequences that arise by reason of Seller's performance prior to closing under the leases. Buyer and Seller agree to complete all forms and other documentation necessary to secure the assignment of the leases to Buyer. At closing, Seller shall receive from Buyer a sum equal to any security deposit or other pre-payment Seller has made under the leases. From the Effective Date until the Closing Date, Seller shall not enter into any other leases of real or personal property without the consent of Buyer.

     3.   Representations and Warranties Concerning the Transaction.

     a. Representations and Warranties of the Seller. Seller represents and warrants to the Buyer that except as noted the statements contained in this Sec. 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Sec. 3(a)) with respect to itself, except as set forth in Annex I attached hereto.

           (i) Organization of Certain Seller. The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

           (ii) Authorization of Transaction. Except as provided in Sec. 2(e), the Seller has full power and authority (including full corporate power and authority) to perform its obligations hereunder. Except as provided in Sec. 2(e), this Agreement constitutes the valid and legally binding obligation of the Seller enforceable in accordance with its terms. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, approval of any government or governmental agency in order to consummate the transactions contemplated herein.

           (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, if the Seller is a corporation, any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of its assets is subject.

           (iv) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

           (v) Seller's Financial Condition After Closing. Seller warrants to Buyer that the Purchase Price being paid by Buyer hereunder exceeds any and all debt due and owing by Seller, and that the said Purchase Price, when paid, will be sufficient to pay all creditors of Seller, all debts of Seller (including all Tax obligations of Seller), and will enable Seller to make distributions to its shareholders upon the winding up of Seller's affairs as a business entity. Seller further represents that the current accounts receivable plus any cash on hand at the Closing Date included within the Acquired Assets shall exceed any and all payables then due and owing that are to be assumed by the Buyer hereunder.

           (vi) Target Units and Assets. The Seller holds of record and owns beneficially all of the Target Units of every class, kind or description of each of the Targets free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), tax liens, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any membership interest of either of the Targets (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership interests of either of the Targets. On the Closing Date, the Acquired Assets shall be delivered to the Buyer free and clear of all claims, liens and encumbrances and Seller shall warrant the same to Buyer in Seller's bill of sale and/or assignment or
transfer documents.   The Target and its Subsidiaries have good and
marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

     b. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Sec. 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Sec. 3(b)), except as set forth in Annex II attached hereto.

           (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

           (ii) Authorization of Transaction. Except as provided in Sec. 2(e), the Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and perform its obligations hereunder. Except as provided in Sec. 2(e), this Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, approval of any government or governmental agency in order to consummate the transactions contemplated herein.

            (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

           (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

           (v) Sufficiency. The combination of the Acquired Assets and the Target Units shall be include all assets necessary for the conduct of the Business as presently conducted.

     4. Representations and Warranties Concerning the Targets. The Seller represents and warrants to the Buyer that the statements contained in this Sec. 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Sec. 4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Sec. 4.

     a. Organization, Qualification, and Corporate Power. Each of the Targets is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Targets is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Targets has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its portion of the Business and to own and use the properties owned and used by it in each of the jurisdictions in which it conducts business. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Targets (as amended to date). The minute books (containing the records of meetings of the members of the Targets, the board of directors or board of managers, and any committees of thereof), and the membership record books of each of the Targets are correct and complete. None of the Targets is in default under or in violation of any provision of its charter or bylaws. Neither of the Targets has any Subsidiaries.

     b. Capitalization. The entire issued and outstanding membership interest of the Commission Company consists of one (1) membership unit. The entire issued and outstanding membership interest of the Production Company consists of one (1) membership unit. All of the issued and outstanding
Target Units have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require either of the Targets to issue, sell, or otherwise cause to become outstanding any membership units. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to either of the Targets. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Target Units.

     c. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Targets is subject or any provision of the charter or bylaws of either of the Targets or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either of the Targets is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of their assets). Neither of the Targets needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     d. Brokers' Fees. Neither of the Targets has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     e. Title to Assets. The Seller or the Targets have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them in the Business, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, and on or as a result of the closing the assets of the Targets are free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. All of the Business is conducted by Seller through a combination of the Targets and the Acquired Assets.

     f. Subsidiaries. Neither of the Targets has any Subsidiaries. Neither of the Targets controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

     g. Financial Statements. Attached hereto as Exhibit ____ are financial statements (collectively the "Financial Statements") for the operations of the Seller and Targets (or Seller through the Targets) for 1999 fiscal year (with the end of fiscal year 1999 being the "Most Recent Fiscal Year End"); and balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") the period through August 15, 2000, for the Targets and the Seller. The Financial Statements present fairly the consolidated financial condition of the Targets and Seller in the operation of the Business as of such dates and the consolidated results of operations of the Targets and Seller relating to the Business for such periods, are correct and complete, and are consistent with the books and records of the Targets and Seller (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which are not expected to be material individually or in the aggregate) and lack footnotes and other presentation items.

     h. Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of either of the Targets or Seller. Without limiting the generality of the foregoing, since that date:

          (i) Neither of the Targets nor Seller has sold, leased, transferred, or assigned any of its assets used in the Business, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (ii) Neither of the Targets nor Seller has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving a commitment of either Target of more than $200,000 or outside the Ordinary Course of Business;

          (iii) No party (including either of the Targets) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $200,000 to which either of the Targets or the Seller is a party or by which any of them is bound;

          (iv) Neither of the Targets nor Seller has imposed any Security Interest upon any of its assets, tangible or intangible, excepting those reflected in regard to outstanding leases;

          (v) Neither of the Targets nor Seller has made any capital expenditure (or series of related capital expenditures) either involving more than $500,000 or outside the Ordinary Course of Business;

          (vi) Neither of the Targets nor Seller has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

          (vii) Neither of the Targets nor Seller has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $100,000 singly or $200,000 in the aggregate;

          (viii) Neither of the Targets nor Seller has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (ix) Neither of the Targets nor Seller has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $200,000 or outside the Ordinary Course of Business;

          (x) Neither of the Targets nor Seller has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (xi) There has been no change made or authorized in the operating agreement or bylaws of either of the Targets except as may be required by Buyer in accordance with this Agreement;

          (xii) Neither of the Targets has issued, sold, or otherwise disposed of any of its membership units or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership units;

          (xiii) Neither of the Targets has declared, set aside, or paid any dividend or made any distribution to its members or redeemed, purchased, or otherwise acquired any of its membership units;

          (xiv) Neither of the Targets has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xv) Neither of the Targets has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xvi) Neither of the Targets has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement (however, Buyer understands and consents to an employment agreement with William Freeman as contemplated herein);

          (xvii) Neither of the Targets has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xviii) Neither of the Targets has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (xix) Neither of the Targets has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business (except Buyer is negotiating for Targets an employment agreement with William Freeman as an incident to this agreement);

          (xx) Neither of the Targets has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (xxi) There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving either of the Targets; and

          (xxii) Neither of the Targets has, to the best of Seller's belief based on the information available to it, committed to any of the foregoing.

     i. Undisclosed Liabilities. Neither of the Targets nor Seller has any Liability (and there is no known Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the consolidated Balance Sheet of August 15, 2000, and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     j. Legal Compliance. Each of the Targets and the Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     k.   Tax Matters.

          (i) Each of the Targets and the Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects when filed. All Taxes owed by either of the Targets (whether or not shown on any Tax Return) have been paid or the payment of taxes has been provided for. Neither of the Targets nor Seller currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where either of the Targets or Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of either of the Targets that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) Each of the Targets and Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.

          (iii) No Seller or director or officer (or employee responsible for Tax matters) of either of the Targets expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of either of the Targets either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of the Targets has Knowledge based upon personal contact with any agent of such authority. Sec. 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to either of the Targets for taxable periods ended on or after December 31, 1998. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns filed, examination reports, and statements of deficiencies assessed against or agreed to by either of the Targets since December 31, 1998.

          (iv) Neither of the Targets nor Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v)  Neither of the Targets nor Seller has filed a consent under
Code Sec. 341(f) concerning collapsible corporations. Neither of the Targets has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. Neither of the Targets has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code
Sec. 897(c)(1)(A)(ii).   Neither of the Targets is a party to any Tax allocation
or sharing agreement. Neither of the Targets (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) or (B) has any Liability for the Taxes of any Person (other than either of the Targets) under Reg.
Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (vi) Sec. 4(k) of the Disclosure Schedule sets forth the following information with respect to each of the Targets as of the most recent practicable date: (A) the basis of the Target in its assets;

     (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target; and (C) the amount of any deferred gain or loss allocable to the Target arising out of any Deferred Intercompany Transaction.

     l.   Real Property.

          (i)  Neither the Targets nor Seller own any real property.

          (ii) Sec. 4(l)(ii) of the Disclosure Schedule lists and describes briefly all real and personal property leased to either of the Targets or Seller and used in the Business. The Seller has delivered to the Buyer correct copies of the leases and subleases listed in Sec. 4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Sec. 4(l)(ii) of the Disclosure Schedule and to Seller's Knowledge:

               (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

               (B) as of the Closing Date, the effectiveness and validity of the lease or sublease will not be affected merely by the execution of this document or the consummation of this transaction;

               (C) except for removal of certain leased property from the State of Oregon, no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

               (D) no party to the lease or sublease has repudiated any provision thereof;

               (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               (F) with respect to each sublease, if any, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

               (G) Neither of the Targets has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

               (H) all facilities leased or subleased thereunder have, to Seller's Knowledge, received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

               (I) all facilities leased or subleased thereunder are supplied with utilities and other services reasonably necessary for the operation of said facilities; and

               (J) to the best of Seller's Knowledge, the owner of the facility leased or subleased had the authority to lease the premises according to the terms of the lease(s), and that Seller is not aware of any restrictions which do or would impair the current use, occupancy by the lessees, or value as leased premises, of the property subject thereto as the leased property is currently used.

     m.   Intellectual Property.

          (i) The Seller or the Targets own or have the right to use all Intellectual Property used by them in the operation of the Businesses as presently conducted (including without limitation their respective roles in the operation of the Business). Each item of Intellectual Property owned or used by Seller or either of the Targets immediately prior to the Closing hereunder will be owned or available for use by Buyer or the Targets on identical terms and conditions immediately subsequent to the Closing hereunder.

          (ii) To Seller's Knowledge, neither Seller nor either of the Targets has interfered with, infringed upon, or misappropriated any Intellectual Property rights of third parties, and none of the Seller and the directors and officers of the Targets has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, or misappropriation (including any claim that either of the Targets must license or refrain from using any Intellectual Property rights). To Seller's Knowledge, no third party has interfered with, infringed upon, or misappropriated any Intellectual Property rights of either of the Targets.

          (iii) Sec. 4(m)(iii) of the Disclosure Schedule identifies (together with any exceptions) all of the following used in the conduct of the Business as presently conducted and owned by Seller or either of the
     Targets: (a) registered Intellectual Property, (b) applications for registration of Intellectual Property, (c) licenses, agreements, or other permissions which either of the Targets has granted to any third party with respect to any of its Intellectual Property, and (d) material unregistered Intellectual Property: The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). With respect to each item of such Intellectual Property, except as noted on the Disclosure Schedule with respect to each item of such Intellectual
     Property:

                 (A) the Targets or Seller possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                 (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                 (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Seller is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                 (D) neither of the Targets nor Seller has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iv) Sec. 4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any party other than the Targets or Seller owns and that is used in the Business as presently conducted. The
     Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Sec. 4(m)(iv) of the Disclosure Schedule:

                 (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                 (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Sec. 2 above);

                 (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                 (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                 (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

                 (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending of, to the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Targets, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

          (v) To the Knowledge of the Seller, neither of the Targets will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted.

     n. Tangible Assets. The Seller leases space in a building, and owns or leases machinery, equipment, and other tangible assets reasonably necessary for the conduct of the Business as presently conducted by or through the Targets. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is reasonably suitable for the purposes for which it presently is used.

     o. Contracts.  To Seller's knowledge, neither Target is a party to:

        (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

        (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a [material] loss to either of the Targets, or involve consideration in excess of $50,000;

        (iii) any agreement concerning a partnership or joint venture (other than as operating units of the Business);

        (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

        (v) any agreement concerning confidentiality or noncompetition, excluding any such agreements between Buyer and Seller or any such agreements executed in negotiation or preparation for this transaction;

        (vi) any agreement with the Seller and its Affiliates (other than as operating units of the Business);

        (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

        (viii) any collective bargaining agreement;

        (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits (Buyer, however, is negotiating an employment agreement to be executed by the Targets and William Freeman, and such agreement is excepted herefrom and from any other representation or warranty in regard to employment contracts);

         (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

         (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of either of the Targets; or

         (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000 (Buyer understands that an agreement with William Freeman is a part of this transaction, that Buyer is participating in the drafting and terms of that agreement, and that the agreement may not be completed in sufficient time to append to this document. Buyer also understands that certain prospective agreements with Seller's field representatives may come within the contemplation of this agreement, although they form no part hereof.)

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Sec. 4(o) to which the Targets, or either one of them, are parties. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

     p. Notes and Accounts Receivable. All notes and accounts receivable of the Targets are reflected properly on their books and records, are valid receivables which to the Knowledge of Seller are subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Targets.

     q. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of either of the Targets.

     r. Insurance. Sec. 4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller or either of the Targets is a party, a named insured, or otherwise the beneficiary of coverage:

          (i)  the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii) the policy number and the period of coverage;

          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy solely in the name of the Targets, and each policy that is in the name of the Seller and which is assignable to
Buyer: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither either of the Targets nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Buyer shall assume all policies in the name of Seller
which relate to the Business and which may be assigned to Buyer.   Seller
shall deliver to Buyer at closing all of Seller's records of any previous insurance policies held in the name of Seller (relating to the Business) or in the names of the Targets.

     s. Litigation. Neither of the Targets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Targets, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Seller is not aware of any suits, proceedings, hearings, and investigations which could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of either of the Targets. None of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Targets has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against either of the Targets.

     t.   Employees.   Neither of the Targets is a party to or bound by any
collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Neither of the Targets has committed any unfair labor practice. None of the Seller and the directors and officers (and employees with responsibility for employment matters) of the Targets has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of either of the Targets.

     u.   Employee Benefits.  The Targets have no Employee Benefit Plans.

     v. Guaranties. Neither of the Targets is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

     w.   Environmental, Health, and Safety Matters.

          (i) Each of the Targets has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

          (ii) Neither the Target has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

          (iii) None of the following is known by Seller to exist at any property or facility operated by the Target: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

          (iv) None of the Targets has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or knowingly owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.


          (v) Neither of the Targets have expressly assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

          (vi) No facts, events or conditions relating to the past or present facilities, properties or operations of the Targets prevents, hinders or limits continued compliance with Environmental, Health, and Safety Requirements, or has to Seller's knowledge given rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     a. General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Sec. 7 below).

     b. Notices and Consents. The Seller will cause each of the Targets to give any notices to third parties, and will cause each of the Targets to use its best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Sec. 4(c) above. Each of the Parties will (and the Seller will cause each of the Targets to) give any notices to, make any filings with, governments and governmental agencies in connection with the matters referred to in Sec. 3(a)
(ii), Sec. 3(b)(ii), and Sec. 4(c) above.

     c. Operation of Business. The Seller will not cause or permit either of the Targets to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit either of the Targets to (i) declare, set aside, or pay any dividend or make any distribution or redeem, purchase, or otherwise acquire any of its membership units, (ii) or otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Sec. 4(h) above.

     d. Preservation of Business. The Seller will cause each of the Targets to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     e. Full Access. Seller will permit, and the Seller will cause each of the Targets to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Targets, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Targets. Buyer shall keep and maintain any and all information and documents it receives and has received, and which it acquires between the period of the execution of this Agreement and the Closing, as confidential and trade secret information of Seller, and Buyer shall not use the information for any purpose whatsoever except in furtherance of its rights under this Agreement.

     f. Target Operating Agreements. Seller shall amend the Target's operating agreements to provide, upon Closing, that Buyer or Buyer's designee will have all management authority and powers, including all authority and powers as may currently be accorded to Seller. Seller will permit, and the Seller will cause each of the Targets to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Targets, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Targets. Buyer shall keep and maintain any and all information and documents it receives and has received, and which it acquires between the period of the execution of this Agreement and the Closing, as confidential and trade secret information of Seller, and Buyer shall not use the information for any purpose whatsoever except in furtherance of its rights under this Agreement.

     g. Exclusivity. The Seller shall not (and the Seller will not cause or permit either of the Targets to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any membership units or other voting securities, or any substantial portion of the assets, of either of the Targets (including any acquisition structured as a merger, consolidation, or share exchange) or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller shall not vote its Target Units in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     a. General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Sec. 8 below).

The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including
Tax records), agreements (including the operating agreements which Buyer shall change or amend accordingly to remove Seller as a manager or otherwise), and financial data of any sort relating to the Targets, but Buyer shall hold the same for reasonable inspection and use, if necessary for whatever reason, by Seller. Buyer recognizes that, post-Closing, Seller plans to proceed to liquidate itself in an orderly manner, following a distribution to shareholders and payment of debts and taxes.

     b. Litigation Support. Seller will reasonably support Buyer in any litigation relating to the business of the Targets that arises after the closing but which involves events taking place prior to the closing, all at the sole cost and expense of the Buyer (unless Buyer is entitled to indemnification therefor under Sec. 8 below), and so long as such reasonable support does not hinder or impair Seller's interests.

     c. Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of either of the Targets from maintaining the same business relationships with the Targets after the Closing as it maintained with the Targets prior to the Closing. Seller will refer all customer inquiries relating to the businesses of the Targets to the Buyer from and after the Closing.

     d. Confidentiality. Buyer and Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this sec. 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Seller is, on the advice of counsel, compelled to disclose any Confidential Information or else stand liable for contempt, that Seller may disclose the Confidential Information; provided, however, that the disclosing Seller shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     e. Covenant Not to Compete. For a period of five years from and after the Closing Date, Seller shall not engage directly or indirectly in any business that either of the Targets conducts as of the Closing Date in any geographic area in which either of the Targets conducts that business as of the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this sec. 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     f. Tradename. Seller shall within a reasonable period of time remove from its corporate name the word "CattleSale"and shall not thereafter use any name in commerce that is similar to or likely to be confused with "CattleSale."

     7.   Conditions to Obligation to Close.

     a. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the receipt from Seller of evidence of shareholder approval of this transaction, and representations and warranties set forth in Sec. 3(a) and Sec. 4 above being true and correct in all material respects at and as of the Closing Date;

          (ii) the Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

          (iii) the Targets shall have procured all of the third party consents specified in Sec. 5(b) above;

          (iv) no third party action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Units and to control the Targets, or (D) affect adversely the right of either of the Targets to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (v) the Seller shall have delivered to the Buyer a certificate, signed by each of Seller's executive officers and any shareholder of Seller owning more than 10% of Seller's common stock, to the effect that each of the conditions specified above in Sec. 7(a)(i)-(iv) is satisfied in all respects;

          (vi) William Freeman shall have entered into an employment agreement with the Targets in form and substance satisfactory to Buyer providing for a term of employment with the Targets or Buyer of not less than two years from the Closing Date and the same shall executed and made effective on and upon the Closing Date;

          (vii) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to the Buyer, and dated as of the Closing Date;

          (vii) the receipt from Seller of consents to the assignment of all of the leases of personal and real property used in the Business and identified on the Disclosure Schedule.


The Buyer may waive any condition specified in this Sec. 7(a) if it executes a writing so stating at or prior to the Closing.

     b. Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the receipt by Seller by the Closing Date of approval of this transaction from Seller's shareholders, either by unanimous consent or by majority vote after a shareholder meeting, and the representations and warranties set forth in Sec. 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no third party action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sec. 7(b)(i)-
     (iii) is satisfied in all respects;

          (v) Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Sec. 3(a) (ii), Sec. 3(b)(ii), and Sec. 4(c) above;

          (vi) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to the Seller, and dated as of the Closing Date.

     8.   Remedies for Breaches of This Agreement.

     a. Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations) but only as to matters represented as of and on the Closing Date.

     b.   Indemnification Provisions for Benefit of the Buyer.

     In purchasing the assets and business of Seller, and the Seller's membership interest in the Targets, Buyer does not, except as specifically provided herein, assume any of the debts, obligations or liabilities of Seller or the Targets. Seller shall defend, indemnify and safe Buyer harmless with respect to all such debts, obligations and liabilities that accrue prior to the Closing Date. Seller does not assume any of the debts, obligations or liabilities of Buyer, and Buyer agrees to defend, indemnify and save Seller harmless with respect to all of its debts, obligations and liabilities, and specifically from any debt or liability that accrues after the Closing Date and by reason of Buyer's control of the assets being transferred hereunder, Buyer's operation of the Targets, or Buyer's use of any trade name, trade or service mark, logo, or other incident of the Business which the public might associate with Seller by reason of Seller's involvement prior to the Closing Date with the assets used in the Business. In addition to this general provision, the parties agree:

          (i) In the event the Seller breaches any of its representations, warranties, and covenants contained herein, then Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer by reason of such a breach by Seller.

          (ii) Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of either of Seller or either of the Targets (x) for any Taxes of Seller or either of the Targets with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Sec. 9(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Most Recent Balance Sheet, as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Targets in filing their Tax Returns.

     c. Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, then the Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences the Seller may suffer by reason of Buyer's breach.

     d.   Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Sec. 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as or to the extent that (A) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (B) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Sec. 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in Sec. 8(d)(ii)(A) or (B) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Sec. 8.

     e. Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Targets, or the transactions contemplated by this Agreement. Seller hereby agrees that it will not make any claim for indemnification against either of the Targets by reason of the fact that it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

     a. Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each of the Targets for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date using generally accepted accounting practices (GAAP) then in effect. Seller shall reimburse Buyer for Taxes of the Targets with respect to such periods within fifteen
(15) days after payment by Buyer or either of the Targets of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Closing Balance Sheet.

     b. Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of each of the Targets for Tax periods which begin before the Closing Date and end after the Closing Date. Providing that the Buyer or the Targets, after the Closing Date, do not substantially increase the amount or quality of the business of the Targets, Seller shall pay to Buyer within fifteen (15) days after the date on which such Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Targets.

     c.   Cooperation on Tax Matters.

          (i) Buyer, the Targets and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Targets and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Targets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Targets or Seller, as the case may be, shall allow the other party to take possession of such books and records.

          (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (iii) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.


     d. Certain Taxes. All transfer, documentary, sales, use, or stamp taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, or stamp taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     10.  Termination.

     a. Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Seller on or before the Closing if the Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Targets;

          (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event any of the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or
     (B) if the Closing shall not have occurred on or before September 22, 2000, by reason of the failure of any condition precedent under Sec. 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before September 22, 2000, by reason of the failure of any condition precedent under Sec. 7(b) hereof (unless the failure results primarily from any of the Seller themselves
     breaching any representation, warranty, or    covenant contained in this
     Agreement).

     b. Effect of Termination. If any Party terminates this Agreement pursuant to Sec. 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

     11.  Miscellaneous.

     a. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     b. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     c. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     d. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     e. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     f. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     g. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:                  Copy to:

          John Freeman                  John Lingner
          CattleSale.com, Inc.          Kakacek and Lingner
          500 S. 10th St., Ste. 140     53 W. Jackson Blvd. Suite 1032
          Boise, Idaho 83702            Chicago, Illinois 60604-3701
          Fax: 208-426-0650             Fax: 312-922-9280

If to the Buyer:                   Copy to:
                                        Jeffery S. Norman
          John Zick                     Kirkland & Ellis
                                        200 East Randolph Drive
                                        Chicago, Illinois 60601
                                        Fax: 312-861-2200


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended Party. Receipt by a Party's counsel shall not be deemed receipt by the Party. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     h. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

     i. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     j. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     k. Expenses. Each of the Parties, the Target, and its Subsidiaries will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agree that neither of the Targets has borne or will bear any of the Seller's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

     l. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

     m. Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     n. Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Sec. 10(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

     o. Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Cook County, Illinois in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Nothing in this Sec. 10(o), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

     (p) Cooperation. The parties will cooperate with each other reasonably and in good faith, even after closing, to effectuate the purposes of this Agreement.

                              *****

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

AEI ENVIRONMENTAL, INC.


By:  __________________________

Title:    __________________________


CATTLESALE.COM, INC.



By:  __________________________

Title:    __________________________